UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): May 8, 2015

American Housing Income Trust, Inc.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Maryland	333-150548	75-3265854
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

34225 N. 27th Drive, Building 5, Phoenix, Arizona 85085
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                                                                 (623) 551-5808
(ISSUER TELEPHONE NUMBER)

Affinity Mediaworks Corp.
5460 Lake Road, Tully, New York 13159
(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain officers

Biographical Information for Eric Stoffers

Eric Stoffers – Age 38 – Chairman of the Board (Chief Executive Officer and President)

Mr. Stoffers has 15 years of experience across the spectrum of real estate, including sales, recapitalization, dispositions, acquisitions, and development. Mr. Stoffers was responsible for outsourcing acquisitions of commercial properties internationally for several companies including GIOSTAR for the DevelopCabo.com project. He was also at the forefront of expansion with the emerging company NASDAQ: (PFCB), both as General Manager and in business development where he opened sixteen new locations in two years, giving him the incredible knowledge that led him to open his own real estate investment company in 2006, after finding personal real estate investment success in 2004. Mr. Stoffers holds a degree in Small Business Administration and Hotel Restaurant Management from Northern Arizona University. He is a licensed Real Estate Agent in the state of Arizona. The Corporation is in the process of negotiating terms of compensation with Mr. Stoffers

On May 8, 2015, the majority shareholder of the Company executed a written consent in lieu of shareholder meeting under Section III of the Bylaws (which remain in effect under the Company’s Articles of Incorporation following conversion under Maryland law) restructuring the Board of Directors to consist of Eric Stoffers (Chairman of the Board), Kenneth Hedrick and Sean Zarinegar.

Biographical Information for Sean Zarinegar

Sean Zarinegar – Age 44 - Director

On February 16, 2015, ARP consented to certain action in lieu of a meeting pursuant to Section I of the Bylaws for the Corporation. ARP consented to the appointment of Sean Zarinegar as its sole member of the Board of Directors at this time, and as Chairman of the Board. Mr. Zarinegar brings more than twenty years of experience in operations, evaluation, investment and management of real estate assets and is responsible for new asset origination, evaluation, analysis and due diligence, as well as overall executive direction.

Mr. Zarinegar brings investment experience to the company as well as experience having formed successful business partnerships and has acquired a talented team of experts necessary to support ongoing and future projects and opportunities. Mr. Zarinegar has been an active real estate investor in Arizona, as well as Colorado and Southern California, and has been tasked by the Corporation in leading efforts to convert the Corporation to a Real Estate Investment Trust consistent with 26 USC Section 856.

Mr. Zarinegar is focused on maximizing the tremendous opportunity in the Phoenix, Arizona real estate market. With the decades of experience behind him, along with a severely depressed real estate market, the opportunities are abundant. Mr. Zarinegar is subject to consent cease and desist orders issued by the Kansas Securities Commission and Alabama Securities Commission.  These orders are not related to the Company. Mr. Zarinegar's compensation as the Chairman of the Board is to be determined at a later date.

Biographical Information for Kenneth Hedrick

Kenneth Hedrick – Age 46 - Director

Mr. Hedrick brings over 21 years of residential mortgage and banking experience to the board of American Housing Income Trust.  He currently serves as Vice President of foreclosure, bankruptcy, and loss recovery for TCF National Bank in Michigan, a subsidiary of TCF Financial Corporation, a $19 billion Minnesota-based national bank holding company.

He began his career with TCF right out of college, handling production, underwriting, and approval of residential and consumer loans.  As he entered production management, his roles included customer financial analysis, compliance, and audit oversight.  In the years since 2009, Mr. Hedrick gained expertise through portfolio management in the areas of foreclosure, bankruptcy, loss recovery, collections, loss mitigation, REO, as well as oversight of legal matters as they relate to residential customers.  In the world of increased regulatory oversight, Mr. Hedrick also brings a wealth of knowledge when it comes to interacting with, and responding to, regulators and auditors for issues ranging from operational practices to policy development and disaster recovery plans.

Mr. Hedrick is currently elected to his 2nd term on the Board of Education for the Avondale School District in Auburn Hills, Michigan.  He has sat on this board since 2006, holding officer positions of Secretary and Treasurer, and currently serves as Board President.  Mr. Hedrick holds a bachelor degree in business administration from Hope College, and currently resides in Bloomfield Hills, Michigan.

Item 5.03 Amendments to Articles of Incorporation or Bylaws.

On or about May 11, 2015, Affinity Mediaworks, Inc., a Nevada corporation, received filed Articles of Conversion from the State of Maryland converting the entity into a Maryland corporation named American Housing Income Trust, Inc. (hereafter referred to as the “Company”).  In addition to the Articles of Conversion, the Company received confirmation of the filing of its Articles of Incorporation.  In addition to the actions in Maryland, the Company filed its Articles of Conversion in Nevada.  As a result of the completion of this conversion, the Company now operates as a Maryland corporation.  The Company is of the opinion that these actions are consistent with its Schedule 14C dated March 30, 2015.  The Company’s FINRA Issuer Company-Related Action Notification Form is still pending approval by FINRA.

Item 5.07 Submission of Matters to a Vote of Security Holders

The disclosures in Item 5.03 were approved through the Consent in Lieu of Shareholders of Affinity Mediaworks, Inc. on March 3, 2015, as disclosed in the Schedule 14C dated March 30, 2015.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Document
1.0	Articles of Conversion in Nevada, received by May 8, 2015
2.0	Articles of Incorporation in Maryland, received by May 11, 2015
3.0	Articles of Conversion in Maryland, received by May 11, 2015

  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

American Housing Income Trust, Inc.

Dated: May 14, 2015	By:	/s/ Eric Stoffers
	Name:	Eric Stoffers
	Title:	Chief Executive Officer and President